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                                                                    Exhibit 99.1

For Immediate Release
---------------------

Investor and Media Contact:   Christopher Farage     (216) 589-4085

PHILLIP ASHKETTLE STEPS DOWN AS CEO OF M.A. HANNA

GEON CEO THOMAS WALTERMIRE WILL HEAD POLYONE;
MERGED COMPANY REMAINS ON TRACK FOR SEPTEMBER 1 LAUNCH

Cleveland, August 16, 2000 - M.A. Hanna Company (NYSE: MAH; CHICAGO) Board of Directors announced today that, effective immediately, Phillip D. Ashkettle has stepped down as chairman, chief executive officer and president, and as a director.

With Ashkettle's departure, Chairman and CEO Thomas A. Waltermire of The Geon Company (NYSE: GON) will become chairman and CEO of PolyOne Corporation, the new company being created from the combination of M.A. Hanna and Geon.

The M.A. Hanna board named as interim chairman David H. Hoag, retired chairman of LTV Corporation and an M.A. Hanna director. Garth W. Henry, executive vice president of international operations for M.A. Hanna, was named interim president and CEO. Both men will serve until PolyOne becomes operational. Carol
A. Cartwright, Ph.D., president of Kent State University and an M.A. Hanna director, will replace Ashkettle on the PolyOne Board of Directors.

Ashkettle's departure will have no effect on the formation of PolyOne, which is expected to begin operations September 1, assuming a favorable vote by shareholders of both companies on August 29.

Under the consolidation agreement announced May 8, Ashkettle would have filled the top position at PolyOne and Waltermire would have been president and chief operating officer of the new company. Waltermire would have succeeded to the CEO position in 2002, and to the chairmanship in 2004.

Hoag said the M.A. Hanna board has full confidence in Waltermire, and reaffirms its commitment to proceed with the consolidation.





"The integration process is off to a great start," Hoag said. "And, as PolyOne has taken shape, I have been struck by Tom's strong leadership skills, his energy and his enthusiasm for challenges. So now we move forward, excited about the potential of PolyOne."
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M.A. Hanna Company, headquartered in Cleveland, is a $2.3 billion international specialty polymers company focused on the plastics and rubber industries through its operations in North America, Europe and Asia. Its primary businesses are plastic compounding and color and additive systems, rubber compounding and additives, and distribution of plastic resins and engineered plastic shapes. On May 8, 2000, M.A. Hanna and The Geon Company (NYSE: GON) announced an agreement to consolidate, forming PolyOne Corporation, the world's largest polymer services company. Additional information about M.A. Hanna can be found at www.mahanna.com.



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